Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Current Report (Form 8-K) of United Continental Holdings, Inc. dated October 1, 2010 and to the incorporation by reference in the Registration Statements of United Continental Holdings, Inc. (Form S-8 Nos. 333-158738, 333-151778, 333-150986, 333-131434, 333-165084 and 333-167801, Form S-3 Nos. 333-155794 and 333-143865 and Form S-4 No. 333-167801) of our report dated February 17, 2010, with respect to the consolidated financial statements of Continental Airlines, Inc. as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009.

/s/ Ernst & Young LLP
Houston, Texas
September 30, 2010